Exhibit 10.5

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT, dated       , 201 , is made by and between Pivotal Software, Inc. (the “Company”), and           (the “Executive”) residing at                 .

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Executive is expected to make a significant contribution to the profitability, growth and financial strength of the Company; and

WHEREAS, the Company recognizes that the possibility of a Change in Control may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the Executive in the performance of the Executive’s duties, to the detriment of the Company and its stockholders; and

WHEREAS, it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of management personnel, including the Executive, to their assigned duties without distraction and to ensure the continued availability to the Employer of the Executive in the event of a Change in Control.

THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.                                      Defined Terms.  The definitions of capitalized terms used in this Agreement are provided in Section 16.

2.                                      Term of Agreement.  The term of this Agreement (the “Term”) shall commence on       , 201  and shall continue in effect through January 1, 201 , provided, however, that commencing on January 1, 201   and each January 1st thereafter, the Term shall automatically be extended for one additional year unless, not later than April 1st of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire on the last day of the twenty-fourth (24th) month following the month in which such Change in Control occurred.

3.                                      Company’s Covenants Summarized.  In order to induce the Executive to remain in the employ of the Employer and in consideration of the Executive’s covenants in Section 4, the Company, under the conditions described herein, shall pay or cause to be paid to the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments shall be payable under this Agreement unless there shall have been (or, pursuant to the second sentence of Section 6.1, there shall be deemed to have been) a termination of the Executive’s employment with the Employer following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company or the Employer, the Executive shall not have any right to be retained in the employ of the Company or the Employer.

4.                                      The Executive’s Covenants.  Subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, the Executive shall remain in the employ of the Employer until the earliest of (i) the date which is six (6) months from the date of the first occurrence of a Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Employer of the Executive’s employment for any reason.

5.                                      Compensation Other Than Severance Payments; Equity Awards.

5.1                               If the Executive fails to perform the Executive’s full-time duties with the Employer following a Change in Control as a result of incapacity due to physical or mental illness, during any period when the Executive so fails to perform the Company shall pay or cause to be paid the Base Salary to the Executive, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement (other than the Company’s or the Employer’s short- or long-term disability plan, as applicable, but including any bonus or incentive plan) maintained by the Company or the Employer, as applicable, during such period, until the Executive resumes the full-time performance of such duties or the Executive’s employment is terminated by the Employer for Disability.

5.2                               If the Executive’s employment with the Employer shall be terminated for any reason following a Change in Control, the Company shall pay or cause to be paid the Base Salary to the Executive through the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the applicable compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3                               Except as expressly provided herein, if the Executive’s employment with the Employer shall be terminated for any reason following a Change in Control, the Company shall pay or cause to be paid to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the applicable retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

5.4                               Notwithstanding anything to the contrary contained in any equity plan or arrangement of the Company or any agreement between the Company or the Employer and the Executive (but subject to the provisions of Section 14.3(D)), upon or following the occurrence of a Change in Control, any outstanding stock option, restricted stock or other equity or equity-based award granted to the Executive (including any award that resulted from a substitution or replacement of equity awards upon such Change in Control) shall become immediately vested and exercisable if the Executive becomes entitled to the Severance Payments described in Section 6.1; provided that with respect to any stock option, the time period in which the Executive will have to exercise such stock option shall be 24 months following the Date of Termination. From and after the occurrence of a Change in Control, the “detrimental activity” provisions in the Company’s equity plans shall no longer apply to any award issued to the Executive under such plans.

6.                                      Severance Payments.

6.1                               If the Executive’s employment with the Employer is terminated within twenty-four (24) months following a Change in Control, other than (a) by the Employer for Cause, (b) by reason of death or Disability, or (c) by the Executive without Good Reason, then the Company shall, subject to Section 15 hereof, pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5.  For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated within twenty-four (24) months following a Change in Control and during the Term by the Employer without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Employer without Cause during a Potential Change in Control Period, or (ii) the Executive terminates Executive’s employment for Good Reason during a Potential Change in Control Period, so long as at the time of such termination the Term has not expired pursuant to the final sentence of Section 2. In the event that the Executive’s employment is terminated in the manner described in the preceding sentence during a Potential Change in Control Period, a Change in Control shall be deemed to have occurred immediately preceding such termination for purposes of Section 5.4 hereof. Except as described above, the Executive shall not be entitled to benefits pursuant to this Section 6.1 unless a Change in Control shall have occurred during the Term.

(A)                               The Company shall pay to the Executive a lump sum severance payment, in cash, equal to 1.0 times the sum of (a) the Base Salary, and (b) the sum of the target annual bonus available to the Executive pursuant to each of the Employer ‘s annual bonus plans or any successor plans (but excluding any special performance or incentive plan) in which the Executive participates in respect of the fiscal year in which the Date of Termination occurs (without giving effect to any event or circumstance constituting Good Reason), assuming for this purpose attainment of 100% of any applicable target; provided, however, that if the applicable target bonus would have been pro-rated for a partial fiscal year, such target bonus shall be recalculated for purposes of this Section 6.1(A) to equal the amount that for which the Executive would have been eligible for the entire fiscal year.

(B)                               For the twenty four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and the Executive’s dependents health insurance benefits substantially similar to those provided to the Executive and the Executive’s dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and the Executive’s dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the cost to the Executive immediately prior to such date or occurrence. If, at the end of the twenty four (24) month period following the Date of Termination, the Executive has not previously become eligible to receive comparable benefits from a new employer or pursuant to a government-sponsored health insurance or health care program, then the Company shall arrange, at its sole cost and expense, to enable the Executive to convert coverage for the Executive and the Executive’s dependents being provided hereunder to individual policies or programs, if applicable, upon the same terms as other former employees of the Company may apply for such conversion. The cost of providing the benefits set forth in this Section 6.1(B) shall be in addition to (and shall not reduce) the Severance Payments. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent the Executive becomes eligible to receive comparable benefits from a new employer or pursuant to a government-sponsored health insurance or health care program. Unless the Executive agrees to another method, the coverage described in this Section 6.1(B) will be provided through a third party insurer.

(C)                               The Company shall pay to the Executive a prorated portion of the Executive’s bonus compensation for the fiscal year in which the Date of Termination occurs (assuming that any applicable performance objectives were achieved at the target level of performance and without giving effect to any event or circumstance constituting Good Reason) calculated by multiplying (i) the target amount of such bonus compensation by (ii) a fraction, the numerator of which is the number of days in the applicable fiscal year through the Date of Termination and the denominator of which is 365. The foregoing payment shall be reduced by the sum of any quarterly, semi-annual and other partial year bonus payments previously paid to the Executive in respect of the fiscal year in which the Date of Termination occurs.

6.2                               (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the Excise Tax, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction in the Total Payments is required under this Section 6.2(A), the Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash payment (excluding any cash payment with respect to the acceleration of equity awards) that is otherwise payable to the Executive that is exempt from Section 409A of the Code; (B) reduction of any other payments or benefits otherwise payable to the Executive (other than those described in clause (C) below) on a pro-rata basis or such other manner that complies with Section 409A of the Code; and (C) reduction of any payment or benefit with respect to the acceleration of equity awards that is otherwise payable to the Executive (on a pro-rata basis as between equity awards that are covered by Section 409A of the Code and those that are not (or such other manner that complies with Section 409A of the Code)).

(B)                               For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(C)                               All determinations required to be made under this Section 6.2 shall be made by a professional services firm designated by the Company that is experienced in performing calculations under Section 280G (the “Firm”) which shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Firm shall be borne solely by the Company.

6.3                               Subject to Section 14.3(A), the payments provided in subsection (A) and (C) of Section 6.1 shall be made on the eighth (8th) day following the Release

Deadline; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) on the thirtieth (30th) day after the Release Deadline (also subject to Section 14.3(A)). In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations.

6.4                               The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The Executive’s reimbursement rights described in this Section 6.4 shall remain in effect for the life of the Executive, provided, that, in order for the Executive to be entitled to reimbursement hereunder, the Executive must submit the written reimbursement request described above within 180 days following the date upon which the applicable fee or expense is incurred.

7.                                      Termination Procedures and Compensation During Dispute.

7.1                               Notice of Termination.  After a Change in Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i), (ii) or (iii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2                               Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment with the Employer after a Change in Control, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided, that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Employer, shall not be less than ninety (90) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

7.3                               Dispute Concerning Termination.  If within ten (10) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.4                               Compensation During Dispute.  If the Date of Termination is extended in accordance with Section 7.3, the Company shall continue to pay or cause to be paid to the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, the Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2) and shall not be offset against or reduce any other amounts due under this Agreement.

8.                                      No Mitigation.  If the Executive’s employment with the Employer terminates following a Change in Control, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.4.  Except as set forth in Section 6.1(B), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or the Employer, or otherwise.

9.                                      Successors; Binding Agreement.

9.1                               In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

9.2                               This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10.                               Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Company, to its principal office to the attention of the Chief Executive Officer of the Company with a copy to its clerk or Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes, effective as of the date hereof, any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party or the Employer (including, without limitation, any prior agreement between the company the the Executive containing change in control provisions); provided, however, that this Agreement shall not supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Employer. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7) shall survive such expiration.

12.                               Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.                               Settlement of Disputes; Arbitration; 409A Compliance.

14.1                        All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

14.2                        Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.3                        It is the intention of the Company and the Executive that this Agreement not result in taxation of the Executive under Section 409A of the Code and the regulations and guidance promulgated thereunder and that the Agreement shall be construed in accordance with such intention. Without limiting the generality of the foregoing, the Company and the Executive agree as follows:

(A)                               Notwithstanding anything to the contrary herein, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) with respect to the Company, any amounts (or benefits) otherwise payable to or in respect of the Executive under this Agreement pursuant to the Executive’s termination of employment with the Employer shall be delayed, to the extent required so that taxes are not imposed on the Executive pursuant to Section 409A of the Code, and shall be paid upon the earliest date permitted by Section 409A(a)(2) of the Code;

(B)                               For purposes of this Agreement, the Executive’s employment with the Employer will not be treated as terminated unless and until such termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code;

(C)                               To the extent necessary to comply with the provisions of Section 409A of the Code and the guidance issued thereunder (1) reimbursements to the Executive as a result of the operation of Section 6.1(B) or Section 6.4 hereof shall be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred and shall otherwise be made in a manner that complies with the requirements of Treasury Regulation Section 1.409A-3(i)(l)(iv), (2) if Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any reimbursements to the Executive as a result of the operation of such sections with respect to a reimbursable event within the first six months following the Date of Termination which are required to be delayed pursuant to Section 14.3(A) shall be made as soon as practicable following the date which is six months and one day following the Date of Termination (subject to clause (1) of this sentence); and

(D)                               If the provisions of Section 5.4 are applicable to an equity or equity-based award subject to the provisions of Section 409A of the Code and the immediate payment of the award contemplated by Section 5.4 would result in taxation under Section 409A, payment of such awards shall be made upon the earliest date upon which such payment may be made without resulting in taxation under Section 409A of the Code. For the avoidance of doubt, with respect to any equity or equity-based awards which are subject to Section 409A of the Code and which comply with the permissible payment requirements of such section by providing for payments pursuant to a fixed schedule, the application of Section 5.4, as modified (to the extent required) by this Section 14.3(D), shall require that the payment of such awards continue upon such fixed schedule following the Date of Termination until the award is fully vested.

15.                               Release.  Notwithstanding anything to the contrary herein, the payment to the Executive of the benefits provided in Section 6 upon the Executive’s termination of employment shall be subject to the execution and non-revocation by the Executive of the Company’s standard form of release in favor of the Company and its Affiliates, as in effect immediately prior to the Change in Control. Such release must be executed by the Executive within 45 days following the Date of Termination (the “Release Deadline”).

16.                               Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

16.1                        “Base Amount” shall have the meaning set forth in Section 280G(b)(3) of the Code.

16.2                        “Base Salary” shall mean the annual base salary in effect for the Executive immediately prior to a Change in Control, as such salary may be increased from time to time during the Term (in which case such increased amount shall be the Base Salary for purposes hereof), but without giving effect to any reduction thereto.

16.3                        “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

16.4                        “Board” shall mean the Board of Directors of the Company.

16.5                        “Cause” for termination by the Employer of the Executive’s employment shall mean (i) the willful and continued failure by the Executive (other than any such failure resulting from (A) the Executive’s incapacity due to physical or mental illness, (B) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason or (C) the Company’s or the Employer’s active or passive obstruction of the performance of the Executive’s duties and responsibilities) to perform substantially the duties and responsibilities of the Executive’s position with the Employer after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed such duties or responsibilities; (ii) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct; or (iii) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.  No act, or failure to act, on the Executive’s part shall be deemed “willful” unless committed or omitted by the Executive in bad faith and without reasonable belief that the Executive’s act or failure to act was in, or not opposed to, the best interest of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Employer shall not provide a basis for termination for Cause so long as the Board has approved the Executive’s engagement in such activities. No termination of the Executive’s employment shall be a termination for Cause hereunder unless it is effected in accordance with Section 7.1.

16.6                        A “Change in Control” shall be deemed to have occurred if following the date hereof, any of the events set forth in any one of the following paragraphs shall have occurred:

(A)                               any Person becomes the Beneficial Owner (whether through stock purchase, merger or otherwise), directly or indirectly, of securities of the Company representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, provided that the foregoing shall not apply to a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) that results in the ownership, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company before such transaction;

(B)                               following an Initial Public Offering the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of the Initial Public Offering, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office who either were directors on the date of the Initial Public Offering or whose appointment, election or nomination for election was previously so approved or recommended;

(C)                               the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of Persons which includes the Executive, acquiring, directly or indirectly, 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities.

16.7                        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

16.8                        “Company” shall mean Pivotal Software, Inc. and, except in determining under Section 16.6 whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16.9                        “Date of Termination” shall have the meaning set forth in Section 7.2.

16.10                 “Disability” shall be deemed the reason for the termination of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Employer for a period of one hundred twenty (120) days, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties. Any question as to the existence of the Executive’s Disability upon which the Executive and the Company cannot agree shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive’s immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement, absent fraud.

16.11                 “Employer” shall mean the Company in instances where the Executive is an employee of the Company and shall mean the applicable subsidiary of the Company in instances where the Executive is employed by a subsidiary of the Company and the Board (or its delegate) has authorized the entry into a Change in Control Severance Agreement with the Executive in his capacity as an employee of such subsidiary.

16.12                 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

16.13                 “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

16.14                 “Executive” shall mean the individual named in the first paragraph of this Agreement.

16.15                 “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in the second sentence of Section 6.1 (treating all references to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company or the Employer, or failures by the Company or the Employer to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A)                               A significant adverse change in the Executive’s role as in effect immediately prior to the Change in Control, including, without limitation, any significant adverse change in the Executive’s role as a result of a diminution of the Executive’s duties or responsibilities or the assignment to the Executive of any duties or responsibilities which are inconsistent with such role;

(B)                               a reduction in the Executive’s total annual target compensation (as compared to the Executive’s total annual target compensation immediately prior to the Change in Control), other than pursuant to a broad-based reduction in total annual target compensation which applies to all similarly situated executives of the Company or any acquirer, as applicable (and defining total annual target compensation for purposes of this Section 16.15(B) as Base Salary and annual target cash incentive compensation (and not including equity or equity-based compensation));

(C)                               the failure by the Company or the Employer to continue in effect any material Plan in which the Executive is participating at the time of the Change in Control (or Plans providing the Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company or the Employer which would have a material adverse effect on the Executive’s continued participation in any of such Plans following the date of the Change in Control or which would materially reduce the Executive’s benefits in the future under any of such Plans or deprive the Executive of any material benefit enjoyed by the Executive under a Plan at the time of the Change in Control;

(D)                               the Company or the Employer requiring the Executive to be based at an office that is greater than 35 miles from where the Executive’s office is located immediately prior to the Change in Control except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Employer prior to the Change in Control; or

(E)                                a breach by the Company of its obligations under Section 9.1 hereof.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. In order for Good Reason to exist hereunder, the Executive must provide notice to the Company of the existence of the condition or circumstance described above within 90 days of the initial existence of the condition or circumstance (or, if later, within 90 days of the Executive’s becoming aware of such condition or circumstance), and the Company must have failed to cure such condition within 30 days of the receipt of such notice. Subject to the preceding sentence, the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any good faith claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

16.16                 “Initial Public Offering” shall mean the consummation of (1) a firmly underwritten initial public offering pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, covering the offer and sale of the common stock of the Company to the public generally or (2) another transaction of series of transactions which results in the common stock of the Company being listed on a national securities exchange.

16.17                 “Notice of Termination” shall have the meaning set forth in Section 7.1.

16.18                 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that (A) such term shall not include Dell Technologies, Inc. together with its direct and indirect subsidiaries, but shall include each of VMware, Inc. or EMC Corporation, together with their respective subsidiaries, and (B) such term shall not include (i) the Company (or one of its subsidiaries), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or one of its subsidiaries) or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities.

16.19                 “Plan” shall mean any compensation plan such as an incentive plan, or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation or vacation plan or policy or any other plan, program or policy of the Company or the Employer intended to benefit employees, but excluding following a Change in Control (but not during a Potential Change in Control Period) any stock option, restricted stock or other stock-based plan or benefit except with respect to any awards outstanding under any such plan as of the date of the Change in Control.

16.20                 “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

(A)                               the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(B)                               the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(C)                               the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

16.21                 “Potential Change in Control Period” shall commence upon the occurrence of a Potential Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to Section 16.20(A), immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to Section 16.20(B), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control, or (iii) with respect to a Potential Change in Control occurring pursuant to Section 16.20(C), upon the one year anniversary of the occurrence of a Potential Change in Control (or such earlier date as may be determined by the Board).

16.22                 “Release Deadline” shall have the meaning set forth in Section 15.

16.23                 “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Employer’s retirement policy, including early retirement, generally applicable to its salaried employees.

16.24                 “Severance Payments” shall have the meaning set forth in Section 6.1.

16.25                 “Term” shall mean the period of time described in Section 2 (including any extension, continuation or termination described therein).

16.26                 “Total Payments” shall mean those payments so described in Section 6.2.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PIVOTAL SOFTWARE, INC.

By:
Name:
Title:

[Executive]